Exhibit 4.34

AGREEMENT

This AGREEMENT (the “Agreement”) is entered into on December 26, 2011 by and among the following parties:

(1)                                 CHINACACHE INTERNATIONAL HOLDINGS LTD. (the “Buyer”), a company duly incorporated and existing under the laws of the Cayman Islands;

(2)                                 SUNDREAM HOLDINGS LIMITED and SMART ASIA HOLDINGS LIMITED, each a company duly incorporated and existing under the laws of the British Virgin Islands (collectively the “Sellers” and individually, a “Seller”);

(3)                                 MEI YONGKAI, a PRC citizen whose I.D. .No. is 330622750103001, and MEI XIURONG, a PRC citizen whose I.D. No. is 33062219720226002X.

WHEREAS, on December 20, 2007, a Share Purchase and Sale Agreement was entered into by and among the Buyer, the Sellers, JNet Holdings Limited, Shanghai JNet Telcom Co., Ltd. (the “Shanghai JNET”), Mei Yongkai, Mei Xiurong and certain other parties thereto (the “Purchase Agreement”). On January 28, 2010, a Supplementary Agreement (the “Supplementary Agreement”) was entered into by and among the same parties in respect of the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement and the Supplementary Agreement, (1) the Buyer had the option to pay to the Sellers certain US dollar amount (the “Deemed Payment”) within five (5) years after the date of the Supplementary Agreement, and (2) the remaining Purchase Consideration (as defined in the Purchase Agreement) (the “Remaining Purchase Consideration”) payable by the Buyer shall be re-calculated and re-arranged in accordance with Section 4 of the Supplementary Agreement.

WHEREAS, the parties have acknowledged and agreed that, as of the date hereof, the Deemed Payment is USD$ 7,075,424.

WHEREAS, as of the date of this Agreement, the Sellers are the registered owners of a total of 659,730 ordinary shares of the Buyer with a par value of US$ 0.0001 per share.

Now, through mutual discussion, the parties have reached the following agreements:

1.                          The Sellers hereby waive the Buyer’s obligation to pay the Deemed Payment and the Remaining Purchase Consideration (the “Waiver”). The Waiver shall be deemed as retroactive and effective from the signing date of the Purchase Agreement and the Supplementary Agreement.

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2.                          The parties acknowledge and confirm that the Deemed Payment and the Remaining Purchase Consideration are all the amount due by the Buyer to the Sellers under the Purchase Agreement and any amendments and supplementary agreements thereto (including the Supplementary Agreement). Following the Waiver, the Buyer shall have no further payment or other obligations due to the Sellers and/or Mei Yongkai and Mei Xiurong under the Purchase Agreement and any amendments and supplementary agreements thereto (including the Supplementary Agreement).

3.                          As soon as possible after the date of this Agreement, the Sellers shall, and Mei Yongkai and Mei Xiurong shall cause the Sellers to, dispose of the 659,730 ordinary shares held by the Sellers in the Buyer in such manner as agreed by the Buyer and permitted by the applicable law (the “Disposal”), including without limitation converting all of the 659,730 ordinary shares held by the Sellers in the Buyer into American Depository Shares (the “ADSs”) in accordance with the requirements of the Buyer’s depositary bank, the Buyer’s insider trading policy and the applicable laws, or transferring the 659,730 ordinary shares to the person(s) or entity(ies) designated by the Buyer.

4.                          As soon as possible following the completion of the Disposal, Mei Yongkai and Mei Xiurong shall submit applications to the competent department of State Administration of Foreign Exchange to cancel their overseas investment foreign exchange registration with respect to their shareholding in the Buyer, in such manner as permitted by the State Administration of Foreign Exchange.

5.                          The Sellers, Mei Yongkai and Mei Xiurong hereby confirm that they have no claim against the Buyer under the Purchase Agreement and any amendments and supplementary agreements thereto (including the Supplementary Agreement).

6.                          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws.  Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be conducted under the auspice of the Hong Kong International Arbitration Center in accordance with the UNCITRAL Arbitration Rules in effect at the time of the arbitration. Section 9.11 of the Purchase Agreement (Arbitration) shall apply to this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

By:	/s/ Song Wang
Print Name: Song Wang
Title: Chairman of the Board of Directors and Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SUNDREAM HOLDINGS LIMITED

By:	/s/ MEI Yongkai
Print Name: MEI Yongkai
Title: Director

SMART ASIA HOLDINGS LIMITED

By:	/s/ MEI Xiurong
Print Name: MEI Xiurong
Title: Director

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MEI YONGKAI

By:	/s/ MEI Yongkai

MEI XIURONG

By:	/s/ MEI Xiurong